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                                                           Exhibit 3.1

                       THE COMMONWEALTH OF MASSACHUSETTS

                            William Francis Galvin
                         Secretary of the Commonwealth
            One Ashburton Place, Boston, Massachusetts  02108-1512

                       RESTATED ARTICLES OF ORGANIZATION
                   (General Laws, Chapter 156B, Section 74)


      We, George K. Hertz , President and Alan J. Bouffard , Clerk of Boston Communications Group, Inc. , located at
 (Exact name of corporation)
One McKinley Square, Boston, MA 02109 do hereby certify that the
 (Street address of corporation Massachusetts) following Restatement of the Articles of Organization was duly adopted at a meeting held on April 26, 1996 by a vote of the directors/or:

330,500 shares of Series A Common of 330,500 shares outstanding

375 shares of Series A Preferred of 375 shares outstanding

275 shares of Class B Series 1 Preferred of 275 shares outstanding

200 shares of Class B Series 2 Preferred of 200 shares outstanding, and

30,203 shares of Series D Common of  35,950 shares outstanding
(type, class & series, if any)

being at least two-thirds of each type, class or series outstanding and entitled to vote thereon and of each type, class or series of stock whose rights are adversely affected thereby:

                      ARTICLE I

                      The name of the corporation is:

                      Boston Communications Group, Inc.

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                                  ARTICLE II

      The purpose of the corporation is to engage in the following business activities:

      To operate, own or manage communications businesses; and to engage in any and all other businesses and activities permitted to a corporation organized under Massachusetts General laws, Chapter 156B.

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                                  ARTICLE III

State the total number of shares and par value, if any, of each class of stock which the corporation is authorized to issue:

              WITHOUT PAR VALUE                       WITH PAR VALUE

     TYPE     NUMBER OF SHARES   TYPE     NUMBER OF SHARES    PAR VALUE

     Common:                     Common:     35,000,000         $.01

     Preferred:                  Preferred:   2,000,000         $.01


                                  ARTICLE IV

If more than one class of stock is authorized, state a distinguishing designation for each class. Prior to the issuance of any shares of a class, if shares of another class are outstanding, the corporation must provide a description of the preferences, voting powers, qualifications, and special or relative rights or privileges of that class and of each other class of which shares are outstanding and of each series then established within any class.

                               See Attachment 4.

                                   ARTICLE V

The restrictions, if any, imposed by the Articles of Organization upon the transfer of shares of stock of any class are:

                                     None.

                                  ARTICLE VI

Other lawful provisions, if any, for the conduct and regulation of the business and affairs of the corporation, for its voluntary dissolution, or for limiting, defining, or regulating the powers of the corporation, or of its directors or stockholders, or of any class of stockholders:

                               See Attachment 6.

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                                  ARTICLE VII

The effective date of the restated Articles of Organization of the corporation shall be the date approved and filed by the Secretary of the Commonwealth. If a later effective date is desired, specify such date which shall not be more than thirty days after the date of filing.

                                 ARTICLE VIII

The information contained in Article VIII is not a permanent part of the Articles of Organization.

a. The street address of the principal office of the corporation in Massachusetts is:

                    One McKinley Square, Boston, MA  02109

b. The name, residential address and post office address of each director and officer of the corporation is as follows:

             NAME        RESIDENTIAL ADDRESS   POST OFFICE ADDRESS

President:

Treasurer:               See Attachment VIII.

Clerk:

Directors:


c.        The fiscal year (i.e., tax year) of the corporation
shall end on the last day of the month of:   December 31

d.        The name and business address of the resident agent, if
any, of the corporation is:   N.A.

We further certify that the foregoing Restated Articles of Organization affect no amendments to the Articles of Organization of the corporation as heretofore amended, except amendments to the following articles. Briefly describe amendments below:

         All references to Class A Preferred Stock and to Class B Series I and Series II Preferred Stock, all of which have been converted into Common Stock, have been eliminated. The Board of Directors has been authorized to issue, from time to time, 2,000,000 shares of Preferred Stock.

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SIGNED UNDER THE PENALTIES OF PERJURY, this 21st day of June, 1996.

/s/ George K. Hertz          , President

/s/ Alan J. Bouffard         , Clerk

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                                 Attachment 4

ARTICLE IV

          The total number of shares of all classes of stock which the corporation shall have authority to issue is 37,000,000 shares, consisting of
(i) 35,000,000 shares of Common Stock, $0.01 par value per share ("Common Stock"), and (ii) 2,000,000 shares of Preferred Stock, $0.01 par value per share ("Preferred Stock").

          The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the corporation.

A.        COMMON STOCK.

          1. General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the Board of Directors upon any issuance of the Preferred Stock of any series.

          2. Voting. The holders of the Common Stock are entitled to one vote for each share held at all meetings of stockholders (and written actions in lieu of meetings). There shall be no cumulative voting.

          3. Dividends. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor as and when determined by the Board of Directors and subject to any preferential dividend rights of any then outstanding Preferred Stock.

          4. Liquidation. Upon the dissolution or liquidation of the corporation, whether voluntary or involuntary, holders of Common Stock will be entitled to receive all assets of the corporation available for distribution to its stockholders, subject to any preferential rights of any then outstanding Preferred Stock.


B.        PREFERRED STOCK.

          Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors of the corporation as hereinafter provided. Any shares of Preferred Stock which may be redeemed, purchased or acquired by the corporation may be reissued except as otherwise provided by law. Different series of Preferred Stock shall not be construed to constitute different classes of shares for the purposes of voting by classes unless expressly provided.

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      Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by resolution or resolutions providing for the issue of the shares thereof, to determine and fix such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the full extent now or hereafter permitted by Chapter 156B of the Massachusetts General Laws. Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to the Preferred Stock of any other series to the extent permitted by law. No vote of the holders of the Preferred Stock or Common Stock shall be a prerequisite to the issuance of any shares of any series of the Preferred Stock authorized by and complying with the conditions of the Articles of Organization, the right to have such vote being expressly waived by all present and future holders of the capital stock of the corporation.

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Attachment 6. Other lawful provisions, if any, for the conduct and regulation of the business and affairs of the corporation, for its voluntary dissolution, or for limiting, defining, or regulating the powers of the corporation, or of its directors or stockholders, or of any class of stockholders:


6A.       LIMITATION OF DIRECTOR LIABILITY

          Except to the extent that Chapter 156B of the Massachusetts General Laws prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

6B.       INDEMNIFICATION

          1. Actions, Suits and Proceedings. The corporation shall indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was, or has agreed to become, a director or officer of the corporation, or is or was serving, or has agreed to serve, at the request of the corporation, as a director or officer of, or in a similar capacity with, another organization or in any capacity with respect to any employee benefit plan of the corporation (all such persons being referred to hereafter as an "Indemnitee"), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees), judgments and fines incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom, unless the Indemnitee shall be finally adjudicated in such action, suit or proceeding not to have acted in good faith in the reasonable belief that his action was in the best interests of the corporation or, to the extent such matter relates to service with respect to an employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan. Notwithstanding anything to the contrary in this Article, except as set forth in
Section 6 below, the corporation shall not indemnify an Indemnitee seeking indemnification in connection with a proceeding (or part thereof) initiated by the Indemnitee unless the initiation thereof was approved by the Board of Directors of the corporation. Notwithstanding anything to the contrary in this Article, the corporation shall not indemnify an Indemnitee to the extent such Indemnitee is reimbursed from the proceeds of insurance, and in the event the corporation makes any indemnification payments to an Indemnitee and the Indemnitee is

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subsequently reimbursed from the proceeds of insurance, such Indemnitee shall promptly refund such indemnification payments to the corporation to the extent of such insurance reimbursement.

          2. Settlements. The right to indemnification conferred in this Article shall include the right to be paid by the corporation for amounts paid in settlement of any such action, suit or proceeding and any appeal therefrom, and all expenses (including attorneys' fees) incurred in connection with such settlement, pursuant to a consent decree or otherwise, unless and to the extent it is determined pursuant to Section 5 below that the Indemnitee did not act in good faith in the reasonable belief that his action was in the best interests of the corporation or, to the extent such matter relates to service with respect to an employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan.

          3. Notification and Defense of Claim. As a condition precedent to his right to be indemnified, the Indemnitee must notify the corporation in writing as soon as practicable of any action, suit, proceeding or investigation involving him for which indemnity will or could be sought. With respect to any action, suit, proceeding or investigation of which the corporation is so notified, the corporation will be entitled to participate therein at its own expense and/or to assume the defense thereof at its own expense, with legal counsel reasonably acceptable to the Indemnitee. After notice from the corporation to the Indemnitee of its election so to assume such defense, the corporation shall not be liable to the Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with such claim, other than as provided below in this Section 3. The Indemnitee shall have the right to employ his own counsel in connection with such claim, but the fees and expenses of such counsel incurred after notice from the corporation of its assumption of the defense thereof shall be at the expense of the Indemnitee unless (i) the employment of counsel by the Indemnitee has been authorized by the corporation, (ii) counsel to the Indemnitee shall have reasonably concluded that there may be a conflict of interest or position on any significant issue between the corporation and the Indemnitee in the conduct of the defense of such action or (iii) the corporation shall not in fact have employed counsel to assume the defense of such action, in each of which cases the fees and expenses of counsel for the Indemnitee shall be at the expense of the corporation, except as otherwise expressly provided by this Article. The corporation shall not be entitled, without the consent of the Indemnitee, to assume the defense of any claim brought by or in the right of the corporation or as to which counsel for the Indemnitee shall have reasonably made the conclusion provided for in clause
(ii) above.


          4. Advance of Expenses. Subject to the provisions of Section 5 below, in the event that the corporation does not assume the defense pursuant to
Section 3 of this Article of any action, suit, proceeding or investigation of which the corporation

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receives notice under this Article, any expenses (including attorneys' fees)
incurred by an Indemnitee in defending a civil or criminal action, suit, proceeding or investigation or any appeal therefrom shall be paid by the corporation in advance of the final disposition of such matter; provided, however, that the payment of such expenses incurred by an Indemnitee in advance of the final disposition of such matter shall be made only upon receipt of an undertaking by or on behalf of the Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined that the Indemnitee is not entitled to be indemnified by the corporation as authorized in this Article. Such undertaking shall be accepted without reference to the financial ability of the Indemnitee to make such repayment.

          5. Procedure for Indemnification. In order to obtain indemnification or advancement of expenses pursuant to Section 1, 2 or 4 of this Article, the Indemnitee shall submit to the corporation a written request, including in such request such documentation and information as is reasonably available to the Indemnitee and is reasonably necessary to determine whether and to what extent the Indemnitee is entitled to indemnification or advancement of expenses. Any such indemnification or advancement of expenses shall be made promptly, and in any event within 60 days after receipt by the corporation of the written request of the Indemnitee, unless the corporation determines within such 60-day period that the Indemnitee did not meet the applicable standard of conduct set forth in
Section 1 or 2, as the case may be. Such determination shall be made in each instance by (a) a majority vote of a quorum of the directors of the corporation,
(b) a majority vote of a quorum of the outstanding shares of stock of all classes entitled to vote for directors, voting as a single class, which quorum shall consist of stockholders who are not at that time parties to the action, suit or proceeding in question, (c) independent legal counsel (who may, to the extent permitted by law, be regular legal counsel to the corporation), or (d) a court of competent jurisdiction.

          6. Remedies. The right to indemnification or advances as granted by this Article shall be enforceable by the Indemnitee in any court of competent jurisdiction if the corporation denies such request, in whole or in part, or if no disposition thereof is made within the 60-day period referred to above in
Section 5. Unless otherwise required by law, the burden of proving that the Indemnitee is not entitled to indemnification or advancement of expenses under this Article shall be on the corporation. Neither the failure of the corporation to have made a determination prior to the commencement of such action that indemnification is proper in the circumstances because the Indemnitee has met the applicable standard of conduct, nor an actual determination by the corporation pursuant to Section 5 that the Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the Indemnitee has not met the applicable standard of conduct. The Indemnitee's expenses (including attorneys' fees) incurred in connection with

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successfully establishing his right to indemnification, in whole or in part, in any such proceeding shall also be indemnified by the corporation.

          7. Subsequent Amendment. No amendment, termination or repeal of this Article or of the relevant provisions of Chapter 156B of the Massachusetts General Laws or any other applicable laws shall affect or diminish in any way the rights of any Indemnitee to indemnification under the provisions hereof with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal.

          8. Other Rights. The indemnification and advancement of expenses provided by this Article shall not be deemed exclusive of any other rights to which an Indemnitee seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), agreement or vote of stockholders or directors or otherwise, both as to action in his official capacity and as to action in any other capacity while holding office for the corporation, and shall continue as to an Indemnitee who has ceased to be a director or officer, and shall inure to the benefit of the estate, heirs, executors and administrators of the Indemnitee. Nothing contained in this Article shall be deemed to prohibit, and the corporation is specifically authorized to enter into, agreements with officers and directors providing indemnification rights and procedures different from those set forth in this Article. In addition, the corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the corporation or other persons serving the corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article.

          9. Partial Indemnification. If an Indemnitee is entitled under any provision of this Article to indemnification by the corporation for some or a portion of the expenses (including attorneys' fees), judgments, fines or amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with any action, suit, proceeding or investigation and any appeal therefrom but not, however, for the total amount thereof, the corporation shall nevertheless indemnify the Indemnitee for the portion of such expenses (including attorneys' fees), judgments, fines or amounts paid in settlement to which the Indemnitee is entitled.

          10. Insurance. The corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or another organization or employee benefit plan against any expense, liability or loss incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such expense,

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liability or loss under Chapter 156B of the Massachusetts General Laws.

          11. Merger or Consolidation. If the corporation is merged into or consolidated with another corporation and the corporation is not the surviving corporation, the surviving corporation shall assume the obligations of the corporation under this Article with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the date of such merger or consolidation.

          12. Savings Clause. If this Article or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the corporation shall nevertheless indemnify each Indemnitee as to any expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with any action, suit, proceeding or investigation, whether civil, criminal or administrative, including an action by or in the right of the corporation, to the fullest extent permitted by any applicable portion of this Article that shall not have been invalidated and to the fullest extent permitted by applicable law.

          13. Subsequent Legislation. If the Massachusetts General Laws are amended after adoption of this Article to expand further the indemnification permitted to Indemnitees, then the corporation shall indemnify such persons to the fullest extent permitted by the Massachusetts General Laws, as so amended.

6C.       OTHER PROVISIONS

          1. The directors may make, amend, or repeal the by-laws in whole or in part, except with respect to any provision of such by-laws which by law or these Articles or the by-laws requires action by the stockholders.

          2. Meetings of the stockholders of the corporation may be held anywhere in the United States.

          3. The corporation shall have the power to be a partner in any business enterprise which this corporation would have the power to conduct by itself.

          4. The corporation, by vote of a majority of the stock outstanding and entitled to vote thereon (or if there are two or more classes of stock entitled to vote as separate classes, then by vote of a majority of each such class of stock outstanding), may (i) authorize any amendment to its Articles of Organization pursuant to Section 71 of Chapter 156B of the Massachusetts General Laws, as amended from time to time, (ii) authorize the sale, lease or exchange of all or substantially all of its property and assets, including its goodwill, pursuant to

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Section 75 of Chapter 156B of the Massachusetts General Laws, as amended from time to time, and (iii) approve an agreement of merger or consolidation pursuant to Section 78 of Chapter 156B of the Massachusetts General Laws, as amended from time to time.

          5. Chapter 110D of the Massachusetts General Laws, as it may be amended from time to time, shall not apply to the corporation.

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                     Attachment VIII

President:        George K. Hertz       77 Mayo Avenue
                                        Needham, MA  02192

Vice President:   Robert J. Sullivan    169 Hampshire Road
                                        Wellesley, MA  02181

Treasurer:        Frederick von Mering  50 Robinhood Road
                                        Winchester, MA  01890

Clerk:            Alan J. Bouffard      55 Gay Street
                                        Norwood, MA  02062

Directors:        Paul J. Tobin         183 Bass Point Road
                  Chairman              Nahant, MA  01908

                  Brian E. Boyle        31 Hallett Hill Road
                                        Weston, MA 02193

                  George K. Hertz       77 Mayo Avenue
                                        Needham, MA  02192

                  Frederick von Mering  50 Robinhood Road
                                        Winchester, MA  01890

                  Jerrold D. Adams      2902 Strathaven Place
                                        Vienna, VA  01741

                  Paul R. Gudonis       13 Hickory Hill Road
                                        Manchester, MA  01944

                  James L. McLean       30 Commonwealth Avenue
                                        Apartment 305
                                        Boston, MA  0216

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                   THE COMMONWEALTH OF MASSACHUSETTS

                   RESTATED ARTICLES OF ORGANIZATION
               (General Laws, Chapter 156B, Section 74)

             =============================================



I hereby approve the within Restated Articles of Organization and, the filing fee in the amount of $1,098.68 having been paid, said articles are deemed to have been filed with me this 21st day of June, 1996.





Effective Date:__________________________________







                     WILLIAM FRANCIS GALVIN
                  Secretary of the Commonwealth





                 TO BE FILLED IN BY CORPORATION
                Photopy of document to be sent to:


                     Alan J. Bouffard, Esq.
                     Boston Communications Group
                     One McKinley Square
                     Boston, MA  02109

                  Telephone: (617) 476-3570

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